EX-31 Rule 13a-14(d)/15d-14(d) Certification.

  Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-PWR17, issued pursuant to the Pooling and Servicing Agreement dated as of September 1, 2007 (the "Pooling and Servicing Agreement"), among
  Bear Stearns Commercial Mortgage Securities Inc., as depositor, Prudential Asset Resources, Inc., as a master servicer, Wells Fargo Bank, National Association, as a master servicer, as certificate administrator and as tax administrator, Centerline Servicing Inc., as general special servicer, and LaSalle Bank National Association, as trustee.

  I, Adam Ansaldi, the senior officer in charge of securitization for the Depositor, hereby certify that:

  1.I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Bear Stearns Commercial Mortgage Securities Trust 2007-PWR17 (the "Exchange Act Periodic Reports");

  2.Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.Based on my knowledge, all distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

  4.Based on my knowledge and the servicer compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicer have fulfilled their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement in all material respects; and

  5.All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with
    Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

    In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:
    Centerline Servicing Inc. as Special Servicer, Centerline Servicing Inc.
     as Special Servicer for The 1101 New York Avenue loan, Centerline Servicing Inc. as Special Servicer for the 32 Sixth Avenue loan, Centerline Servicing Inc. as Special Servicer for The DRA/Colonial Office Portfolio loan, KeyCorp Real Estate Capital Markets, Inc. as Master Servicer for The 1101 New York Avenue loan, KeyCorp Real Estate Capital Markets, Inc. as the Master Servicer for The DRA/Colonial
    Office Portfolio loan, Nationwide Life Insurance Company as Primary Servicer, Principal Global Investors, LLC as Primary Servicer, Prudential Asset Resources, Inc. as Master Servicer, Prudential Asset Resources, Inc. as Master Servicer for the 32 Sixth Avenue loan, Wells Fargo Bank, N.A. as Certificate Administrator and Wells Fargo Bank, N.A.
     as Master Servicer.

    Dated:   March 31, 2008


    /s/ Adam Ansaldi


    Adam Ansaldi, Vice President
    (senior officer in charge of securitization of the depositor)